Exhibit Number
99.1

Investor Contact:	W. Larry Cash
Executive Vice President
and Chief Financial Officer
(615) 465-7000
COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES
FOURTH QUARTER 2007 RESULTS WITH NET OPERATING REVENUES OF $2.5 BILLION

FRANKLIN, Tenn. (February 21, 2008) — Community Health Systems, Inc. (NYSE: CYH) today announced financial and operating results for the three months and year ended December 31, 2007.
     As previously announced, the Company completed its acquisition of Triad Hospitals, Inc. (“Triad”) on July 25, 2007, making the Company the largest publicly traded operator of hospitals in the United States. With completion of the Triad acquisition, the Company significantly enhanced the scope of its operations and geographic diversity. The Company remains focused on the key areas for success in its business — an effective centralized and standardized operating platform, effective cost management, a successful physician recruitment program and a favorable reputation in the marketplace.
     Financial and statistical data reported in this earnings release includes Triad’s operating results from July 25, 2007. For periods prior to the Triad acquisition, the consolidated operating results and statistical data reflect only Community Health Systems, Inc. and its subsidiaries. Same-store operating results and statistical data include comparable information for hospitals acquired from Triad for the months of August through December 2007 and 2006. Continuing operating results and statistical data exclude discontinued operations for all periods presented.
     In conjunction with the acquisition of Triad and the integration of the former Triad hospitals’ accounting processes into the Company, and a review of the Company’s contractual and bad debt allowances, various analyses were performed to assess the net realizable value of accounts receivable, including an updated analysis of historical cash collections. These analyses resulted in updating the assumptions previously used by the former Triad hospitals and management, as well as changing the Company’s own estimates. Based upon these analyses, the financial results for the three months and year ended December 31, 2007, include a change in estimates of the Company’s contractual and bad debt allowances. The acquisition of Triad necessitated changes in both companies’ methodologies, as well as provided additional data and a larger comparative population on which to base the Company’s estimates. The information developed from these analyses indicated lower rates of collectability resulting in the Company increasing its contractual reserves and its allowance for doubtful accounts. The Company believes these lower collectability rates are predominantly the result of an increase in the number of patients qualifying for charity care, reduced enrollment in certain state Medicaid programs and an increase in the number of patients who are indigent non-resident aliens. The impact of these changes decreased accounts receivable by $166.4 million, reduced net operating revenues by $96.3 million and increased the provision for bad debts by $70.1 million. This change reduced adjusted EBITDA by $166.4 million and income from continuing operations by $105.4 million, or $1.12 per share (diluted), for the three months and year ended December 31, 2007.
     Excluding the change in estimates discussed above, net operating revenues for the three months ended December 31, 2007, totaled $2.625 billion, a 137.6% increase compared with $1.105 billion for the same period in 2006. Income from continuing operations decreased 36.7% to $34.8 million, or $0.37 per share (diluted), on 94.9 million weighted average shares outstanding for the three months ended December 31, 2007, compared with $54.9 million, or $0.58 per share (diluted), on 94.6 million weighted average shares outstanding for the same period in 2006. Net income decreased 68.0% to $17.2 million, or $0.18 per share (diluted), compared with $53.6 million, or $0.57 per share (diluted), for the same period in 2006.
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CYH Announces Fourth Quarter and Year End 2007 Results

February 21, 2008
     Including the change in estimates, net operating revenues for the three months ended December 31, 2007, totaled $2.528 billion, a 128.9% increase compared with $1.105 billion for the same period in 2006. Loss from continuing operations was $70.6 million, or $0.75 per share (diluted), for the three months ended December 31, 2007, compared with income from continuing operations of $54.9 million, or $0.58 per share (diluted), for the same period in 2006. Net loss was $88.3 million, or $0.94 per share (diluted), compared with net income of $53.6 million, or $0.57 per share (diluted), for the same period in 2006. Discontinued operations consisted of an after-tax loss of approximately $17.6 million, or $0.19 per share (diluted), related to the sale of three hospitals during the third and fourth quarters of 2007, and 12 hospitals being held for sale at December 31, 2007, one of which was sold on February 1, 2008.
     The consolidated financial results for the three months ended December 31, 2007, reflect a 102.1% increase in total admissions compared with the same period in 2006. This increase is primarily attributable to hospitals acquired during 2007, including the former Triad hospitals. On a same-store basis, admissions decreased 0.9% and adjusted admissions increased 0.8%, compared with the same period in 2006. On a same-store basis, net operating revenues increased 1.6%, compared with the same period in 2006.
     Excluding the change in estimates, adjusted EBITDA for the three months ended December 31, 2007, was $354.4 million, compared with $162.8 million for the same period in 2006, representing a 117.7% increase. Adjusted EBITDA is EBITDA adjusted to exclude discontinued operations, loss from early extinguishment of debt and minority interest in earnings. The Company uses adjusted EBITDA as a measure of liquidity. Net cash provided by operating activities for the three months ended December 31, 2007 was $283.1 million, compared with $82.2 million for the same period in 2006.
     Including the change in estimates, adjusted EBITDA for the three months ended December 31, 2007, was $188.1 million, compared with $162.8 million for the same period in 2006, representing a 15.5% increase.
     Excluding the change in estimates for 2007 (but not the change in estimate for 2006), net operating revenues for the year ended December 31, 2007, totaled $7.224 billion, a 72.8% increase compared with $4.180 billion for the same period in 2006. Income from continuing operations decreased 7.0% to $165.3 million compared with $177.7 million for the same period in 2006. Income from continuing operations increased to $1.75 per share (diluted) on 94.6 million weighted average shares outstanding compared to $1.85 per share (diluted) on 96.2 million weighted average shares outstanding for the same period in 2006, and was reduced by an after-tax charge of $17.5 million, or $0.18 per share (diluted), for the year ended December 31, 2007, from early extinguishment of debt related to the refinancing of the Company’s credit agreement in connection with the Triad acquisition. Net income decreased to $135.7 million, or $1.43 per share (diluted), for the year ended December 31, 2007, compared with $168.3 million, or $1.75 per share (diluted), for the same period in 2006.
     Including the change in estimates, net operating revenues for the year ended December 31, 2007, totaled $7.127 billion, a 70.5% increase compared with $4.180 billion for the same period in 2006. Income from continuing operations decreased 66.3% to $59.9 million compared with $177.7 million for the same period in 2006. Income from continuing operations was $0.63 per share (diluted) compared to $1.85 per share (diluted) for the same period in 2006. Net income was $30.3 million, or $0.32 per share (diluted), for the year ended December 31, 2007, compared with $168.3 million, or $1.75 per share (diluted), for the same period in 2006.
     The consolidated financial results for the year ended December 31, 2007, reflect a 50.4% increase in total admissions compared with the same period in 2006. This increase is primarily attributable to hospitals acquired during 2007, including the former Triad hospitals. On a same-store basis, admissions decreased 1.1% and adjusted admissions increased 0.4%, compared with the same period in 2006. On a same-store basis, net operating revenues increased 4.2%, compared with the same period in 2006.
     Excluding the change in estimates for 2007 (but not the change in estimate for 2006), adjusted EBITDA for the year ended December 31, 2007, was $993.4 million, compared with $564.3 million for the same period in 2006, representing a 76.0% increase. Including the change in estimates, adjusted EBITDA for the year ended December 31, 2007, was $827.0 million, compared with $564.3 million for the same period in 2006, representing a 46.5% increase. Net cash provided by operating activities for the year ended December 31, 2007, was $687.7 million, compared with $350.3 million for the same period in 2006.
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CYH Announces Fourth Quarter and Year End 2007 Results

February 21, 2008
     The consolidated financial results for the year ended December 31, 2006, include the change in estimate of the Company’s allowance for doubtful accounts which was recorded in the third quarter ended September 30, 2006, as previously disclosed. The effect of this change resulted in a $65.0 million increase in the Company’s allowance for doubtful accounts on its December 31, 2006 balance sheet and a corresponding $65.0 million pre-tax increase to the provision for bad debts, which reduced adjusted EBITDA by $65.0 million and income from continuing operations by $40.0 million, or $0.41 per share (diluted), for the year ended December 31, 2006.
     “Our fourth quarter performance capped off a year of significant growth and progress for Community Health Systems,” said Wayne T. Smith, Chairman, President and Chief Executive Officer of Community Health Systems, Inc. “We reached an important milestone in 2007 with the completion of the Triad acquisition and we have continued to focus on the integration of the Triad facilities into our portfolio of hospitals. We intend to build on our past success as a proven operator and leverage these assets to further extend our record of growth.”
     During 2007, the Company completed the acquisition of Triad Hospitals, Inc., as well as the acquisition of hospitals in Ruston, Louisiana, and Valparaiso, Indiana.
     “We have continued to identify and execute on suitable acquisition opportunities,” added Smith. “With the Triad acquisition, we have greatly expanded our market reach, and, more importantly, created the opportunity to enhance the level of healthcare in more communities throughout the country. Looking ahead, we will continue to pursue our strategy of recruiting qualified physicians, making suitable capital investments in our existing facilities and adding essential healthcare services that meet the needs of each community. We are excited about our prospects for 2008 and we remain focused on delivering value to both our shareholders and the communities we serve.”
     Included on pages 12, 13 and 14 of this press release is a table setting forth the Company’s updated 2008 guidance. This guidance reaffirms the Company’s previous guidance provided on October 30, 2007, with changes to reflect an additional 12 hospitals classified as held for sale during the fourth quarter and disclosure of the Company’s projection range for income from continuing operations per share by quarter.
     Located in the Nashville, Tennessee, suburb of Franklin, Community Health Systems, Inc. is a leading operator of general acute care hospitals in non-urban and mid-size markets throughout the country. Through its subsidiaries, the Company currently owns, leases or operates approximately 125 hospitals in 28 states and one hospital in the Republic of Ireland, with an aggregate of approximately 18,600 licensed beds. Its hospitals offer a broad range of inpatient medical and surgical services, outpatient treatment and skilled nursing care. In addition, through its QHR subsidiary, the Company provides management and consulting services to non-affiliated general acute care hospitals located throughout the United States. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.”
     Community Health Systems, Inc. will hold a conference call to discuss this press release on Friday, February 22, 2008, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live internet broadcast of the conference call by clicking on the Investor Relations link of the Company’s website at www.chs.net, or at www.earnings.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and continue through March 22, 2008. A copy of the Company’s Form 8-K (including this press release) and conference call slide show will also be available on the Company’s website at www.chs.net.
     Statements contained in this news release regarding expected operating results, acquisition transactions or divestitures and other events are forward-looking statements that involve risk and uncertainties. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by Community Health Systems, Inc. with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, current reports on Form 8-K and quarterly reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
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CYH Announces Fourth Quarter and Year End 2007 Results

February 21, 2008
COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
Financial Highlights (a)(b)
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007(c)	2006	2007(c)	2006
Net operating revenues	$2,528,342	$1,104,527	$7,127,494	$4,180,136
Adjusted EBITDA (d)	$188,058	$162,797	$827,032	$564,339
Income (loss) from continuing operations	$(70,649)	$54,904	$59,897	$177,695
Net income (loss)	$(88,258)	$53,615	$30,289	$168,263
Income (loss) from continuing operations per share — basic	$(0.75)	$0.59	$0.64	$1.87
Income (loss) from continuing operations per share — diluted	$(0.75)	$0.58	$0.63	$1.85
Net income (loss) per share — basic	$(0.94)	$0.57	$0.32	$1.77
Net income (loss) per share — diluted	$(0.94)	$0.57	$0.32	$1.75
Weighted-average number of shares outstanding — basic	93,664	93,539	93,517	94,984
Weighted-average number of shares outstanding — diluted	93,664	94,645	94,642	96,233
Net cash provided by operating activities	$283,088	$82,204	$687,738	$350,255

For footnotes, see page 11.
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CYH Announces Fourth Quarter and Year End 2007 Results

February 21, 2008
COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (a)(b)
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	December 31,
	2007		2006
		% of Net		% of Net
		Operating		Operating
	Amount	Revenue	Amount	Revenue
Net operating revenues	$2,528,342	100.0%	$1,104,527	100.0%

Operating costs and expenses:
Salaries and benefits	1,055,942	41.8%	442,128	40.0%
Provision for bad debts	361,130	14.3%	124,106	11.2%
Supplies	365,198	14.4%	125,628	11.4%
Other operating expenses	512,261	20.3%	225,144	20.4%
Rent	56,601	2.2%	24,724	2.3%
Depreciation and amortization	115,104	4.5%	46,399	4.2%

Total operating costs and expenses	2,466,236	97.5%	988,129	89.5%

Income from operations	62,106	2.5%	116,398	10.5%
Interest expense, net	171,756	6.8%	27,177	2.4%
Loss from early extinguishment of debt	97	0.0%	—	0.0%
Minority interest in earnings	9,807	0.4%	1,126	0.1%
Equity in earnings of unconsolidated affiliates	(10,848)	-0.4%	—	0.0%

Income (loss) from continuing operations before income (loss) taxes	(108,706)	-4.3%	88,095	8.0%
Provision (benefit) for income taxes	(38,057)	1.5%	33,191	3.0%

Income (loss) from continuing operations	(70,649)	-2.8%	54,904	5.0%

Discontinued operations, net of taxes:
Loss from operations of hospitals held for sale and sale of hospital (e)	(1,496)	-0.1%	(1,289)	-0.1%
Loss on sale of hospital	(16,113)	-0.6%	—	0.0%

Loss on discontinued operations	(17,609)	-0.7%	(1,289)	-0.1%

Net income (loss)	$(88,258)	-3.5%	$53,615	4.9%

Income (loss) from continuing operations per share — basic	$(0.75)		$0.59

Income (loss) from continuing operations per share — diluted	$(0.75)		$0.58

Net income (loss) per share — basic	$(0.94)		$0.57

Net income (loss) per share — diluted	$(0.94)		$0.57

Weighted-average number of shares outstanding:
Basic	93,664		93,539

Diluted	93,664		94,645

Weighted-average number of shares outstanding — basic	93,664		93,539
Add effect of dilutive securities:
Stock awards	—		1,106

Weighted-average number of shares outstanding — diluted	93,664		94,645

For footnotes, see page 11.
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CYH Announces Fourth Quarter and Year End 2007 Results

February 21, 2008
COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (a)(b)
(In thousands, except per share amounts)
(Unaudited)

	Year Ended
	December 31,
	2007		2006
		% of Net		% of Net
		Operating		Operating
	Amount	Revenue	Amount	Revenue
Net operating revenues	$7,127,494	100.0%	$4,180,136	100.0%

Operating costs and expenses:
Salaries and benefits	2,894,977	40.6%	1,661,619	39.7%
Provision for bad debts	897,285	12.6%	518,861	12.4%
Supplies	944,768	13.3%	487,778	11.7%
Other operating expenses	1,432,998	20.1%	855,596	20.5%
Rent	155,566	2.2%	91,943	2.2%
Depreciation and amortization	316,215	4.4%	179,282	4.3%

Total operating costs and expenses	6,641,809	93.2%	3,795,079	90.8%

Income from operations	485,685	6.8%	385,057	9.2%
Interest expense, net	364,533	5.1%	94,411	2.3%
Loss from early extinguishment of debt	27,388	0.4%	4	0.0%
Minority interest in earnings	15,996	0.3%	2,795	0.0%
Equity in earnings of unconsolidated affiliates	(25,132)	-0.4%	—	0.0%

Income from continuing operations before income taxes	102,900	1.4%	287,847	6.9%
Provision for income taxes	43,003	0.6%	110,152	2.6%

Income from continuing operations	59,897	0.8%	177,695	4.3%

Discontinued operations, net of taxes:
Loss from operations of hospitals held for sale and sale of hospital and partnership interest (e)	(11,067)	-0.2%	(6,873)	-0.2%
Loss on sale of hospital and partnership interest	(18,541)	-0.2%	(2,559)	-0.1%

Loss on discontinued operations	(29,608)	-0.4%	(9,432)	-0.3%

Net income	$30,289	0.4%	$168,263	4.0%

Income from continuing operations per share-basic	$0.64		$1.87

Income from continuing operations per share-diluted	$0.63		$1.85

Net income per share — basic	$0.32		$1.77

Net income per share — diluted	$0.32		$1.75

Weighted-average number of shares outstanding:
Basic	93,517		94,984

Diluted	94,642		96,233

Net Income per share calculation:
Net income	$30,289		$168,263
Add — Convertible notes interest, net of taxes	—		135

Adjusted net income	$30,289		$168,398

Weighted-average number of shares outstanding — basic	93,517		94,984
Add effect of dilutive securities:
Stock awards	1,125		1,104
Convertible notes	—		145

Weighted-average number of shares outstanding — diluted	94,642		96,233

For footnotes, see page 11.
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CYH Announces Fourth Quarter and Year End 2007 Results

February 21, 2008
COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
Selected Operating Data
($ in thousands)
(Unaudited)

	For the Three Months Ended December 31,
	Consolidated			Same-Store
	2007	2006	% Change	2007	2006	% Change
Number of hospitals (at end of period)	115	70		112	112
Licensed beds (at end of period)	16,971	8,406		16,434	16,544
Beds in service (at end of period)	14,604	6,753		14,159	14,066
Admissions	163,107	80,723	102.1%	157,836	159,293	-0.9%
Adjusted admissions	293,186	149,735	95.8%	282,674	280,431	0.8%
Patient days	694,373	325,669	113.2%	672,248	690,981	-2.7%
Average length of stay (days)	4.3	4.0		4.3	4.3
Occupancy rate (average beds in service)	51.7%	53.0%		51.9%	53.7%
Net operating revenues	$2,528,342	$1,104,527	128.9%	$2,433,261	$2,394,949	1.6	%(a)
Net inpatient revenue as a % of total net operating revenues	49.5%	50.3%		49.7%	51.2%
Net outpatient revenue as a % of total net operating revenues	47.9%	48.6%		47.6%	45.6%
Income from operations	$62,106	$116,398	-46.6%	$62,477	$201,710	-69.0%
Income from operations as a % of net operating revenues	2.5%	10.5%		2.6%	8.4%
Depreciation and amortization	$115,104	$46,399		$111,399	$108,130
Equity in earnings of unconsolidated affiliates	$10,848	$—		$10,850	$12,351
Liquidity Data:
Adjusted EBITDA	$188,058	$162,797	15.5%
Adjusted EBITDA as a % of net operating revenues	7.4%	14.7%
Net cash provided by operating activities	$283,088	$82,204
Net cash provided by operating activities as a % of net operating revenue	11.2%	7.4%

•	Continuing operating results and statistical data exclude discontinued operations for all periods presented.

•	Same-store operating results and statistical data include comparable information for hospitals acquired in the Triad acquisition for the months of August through December 2007 and 2006.

•	Operating results include the change in estimates related to accounts receivable as discussed on page 1.

(a)	Excluding change in estimates related to accounts receivable, same-store net operating revenues would have increased 5.6%.
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CYH Announces Fourth Quarter and Year End 2007 Results

February 21, 2008
COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
Selected Operating Data
($ in thousands)
(Unaudited)

	For the Year Ended December 31,
	Consolidated			Same-Store
	2007	2006	% Change	2007	2006	% Change
Number of hospitals (at end of period)	115	70		112	112
Licensed beds (at end of period)	16,971	8,406		16,434	16,544
Beds in service (at end of period)	14,604	6,753		14,159	14,066
Admissions	463,212	307,964	50.4%	434,317	439,056	-1.1%
Adjusted admissions	848,707	570,969	48.6%	792,190	789,184	0.4%
Patient days	1,941,887	1,264,256	53.6%	1,824,399	1,872,581	-2.6%
Average length of stay (days)	4.2	4.1		4.2	4.3
Occupancy rate (average beds in service)	52.4%	54.3%		52.6%	54.4%
Net operating revenues	$7,127,494	$4,180,136	70.5%	$6,571,528	$6,308,656	4.2	%(a)
Net inpatient revenue as a % of total net operating revenues	49.3%	50.0%		49.5%	50.9%
Net outpatient revenue as a % of total net operating revenues	48.6%	48.8%		48.4%	46.7%
Income from operations	$485,685	$385,057	26.1%	$460,110	$550,519	-16.4%
Income from operations as a % of net operating revenues	6.8%	9.2%		7.0%	8.7%
Depreciation and amortization	$316,215	$179,282		$293,977	$279,485
Equity in earnings of unconsolidated affiliates	$25,132	$—		$23,627	$20,105
Liquidity Data:
Adjusted EBITDA	$827,032	$564,339	46.5%
Adjusted EBITDA as a % of net operating revenues	11.6%	13.5%
Net cash provided by operating activities	$687,738	$350,255
Net cash provided by operating activities as a % of net operating revenue	9.6%	8.4%

•	Continuing operating results and statistical data exclude discontinued operations for all periods presented.

•	Same-store operating results and statistical data include comparable information for hospitals acquired in the Triad acquisition for the months of August through December 2007 and 2006.

•	Operating results include the change in estimates related to accounts receivable as discussed on page 1.

(a)	Excluding change in estimates related to accounts receivable, same-store net operating revenues would have increased 5.7%.
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CYH Announces Fourth Quarter and Year End 2007 Results

February 21, 2008
COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (b)
($ in thousands, except share data)
(Unaudited)

	December 31,	December 31,
	2007	2006
ASSETS
Current assets
Cash and cash equivalents	$132,874	$40,566
Patient accounts receivable, net of allowance for doubtful accounts of $1,033,516 and $478,565 at December 31, 2007 and December 31, 2006, respectively	1,533,798	773,984
Supplies	262,903	113,320
Prepaid income taxes	99,417	—
Deferred income taxes	113,741	13,249
Prepaid expenses and taxes	70,339	32,385
Other current assets	339,826	47,880

Total current assets	2,552,898	1,021,384

Property and equipment	6,201,911	2,630,366
Less accumulated depreciation and amortization	(689,337)	(643,789)

Property and equipment, net	5,512,574	1,986,577

Goodwill	4,247,714	1,336,525

Other assets, net	1,180,457	162,093

Total assets	$13,493,643	$4,506,579

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$20,710	$35,396
Accounts payable	492,693	247,747
Current income taxes payable	—	7,626
Accrued interest	153,832	7,122
Accrued liabilities	780,700	277,392

Total current liabilities	1,447,935	575,283

Long-term debt	9,077,367	1,905,781

Deferred income taxes	407,947	141,472

Other long-term liabilities	849,590	160,370

Stockholders’ equity
Preferred stock, $.01 par value per share, 100,000,000 shares authorized; none issued	—	—
Common stock, $.01 par value per share, 300,000,000 shares authorized; 96,611,085 shares issued and 95,635,536 shares outstanding at December 31, 2007 and 95,026,494 shares issued and 94,050,945 shares outstanding at December 31, 2006	966	950
Additional paid-in capital	1,240,308	1,195,947
Treasury stock, at cost, 975,549 shares at December 31, 2007 and December 31, 2006	(6,678)	(6,678)
Accumulated other comprehensive income (loss)	(81,737)	5,798
Retained earnings	557,945	527,656

Total stockholders’ equity	1,710,804	1,723,673

Total liabilities and stockholders’ equity	$13,493,643	$4,506,579

For footnotes, see page 11.
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CYH Announces Fourth Quarter and Year End 2007 Results

February 21, 2008
COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (b)
($ In thousands)
(Unaudited)

	Year Ended
	December 31,
	2007	2006
Cash flows from operating activities
Net income	$30,289	$168,263
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	332,580	188,771
Deferred income taxes	(39,894)	(25,228)
Minority interest in earnings	15,996	2,795
Stock-based compensation expense	38,771	20,073
Excess tax benefits relating to stock-based compensation	(1,216)	(6,819)
Impairment on hospital held for sale	19,044	—
Loss on early extinguishment of debt	27,388	—
Loss on sale of hospitals and partnership interest	3,954	3,937
Other non-cash expenses, net	19,017	500
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Patient accounts receivable	131,300	(71,141)
Supplies, prepaid expenses and other current assets	(31,977)	(4,544)
Accounts payable, accrued liabilities and income taxes	125,959	52,151
Other	16,527	21,497

Net cash provided by operating activities	687,738	350,255

Cash flows from investing activities
Acquisitions of facilities and other related equipment	(7,018,048)	(384,618)
Purchases of property and equipment	(522,785)	(224,519)
Disposition of hospitals and other ancillary operations	109,996	750
Proceeds from sale of equipment	4,650	4,480
Increase in other assets	(72,671)	(36,350)

Net cash used in investing activities	(7,498,858)	(640,257)

Cash flows from financing activities
Proceeds from exercise of stock options	8,214	14,573
Excess tax benefits relating to stock-based compensation	1,216	6,819
Stock buy-back	—	(176,316)
Deferred financing costs	(182,954)	(2,153)
Redemption of convertible notes	—	(128)
Proceeds from minority investors in joint ventures	2,351	6,890
Redemption of minority investments in joint ventures	(1,356)	(915)
Distributions to minority investors in joint ventures	(6,645)	(3,220)
Borrowings under credit agreement	9,221,627	1,031,000
Repayments of long-term indebtedness	(2,139,025)	(650,090)

Net cash provided by financing activities	6,903,428	226,460

Net change in cash and cash equivalents	92,308	(63,542)
Cash and cash equivalents at beginning of period	40,566	104,108

Cash and cash equivalents at end of period	$132,874	$40,566

For footnotes, see page 11.
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CYH Announces Fourth Quarter and Year End 2007 Results

February 21, 2008
Footnotes to Financial Statements
(a)	Continuing operating results exclude discontinued operations for all periods presented.
(b)	We updated our analysis of the fair value of the assets and liabilities acquired in the Triad acquisition and revised our purchase price allocation of the Triad acquisition based upon the most current estimates. This purchase price allocation remains preliminary and material adjustments to the fair value of assets, liabilities and goodwill may result upon completion of our analyses.
(c)	The effective date of the Triad acquisition was July 25, 2007.
(d)	EBITDA consists of net income (loss) before interest, income taxes, and depreciation and amortization. Adjusted EBITDA is EBITDA adjusted to exclude discontinued operations, loss from early extinguishment of debt and minority interest in earnings. The Company has from time to time sold minority interests in certain of its subsidiaries or acquired subsidiaries with existing minority interest ownership positions. The Company believes that it is useful to present adjusted EBITDA because it excludes the portion of EBITDA attributable to these third party interests and clarifies for investors the Company’s portion of EBITDA generated by continuing operations. The Company uses adjusted EBITDA as a measure of liquidity. The Company has included this measure because it believes it provides investors with additional information about the Company’s ability to incur and service debt and make capital expenditures. Adjusted EBITDA is the basis for a key component in the determination of the Company’s compliance with some of the covenants under the Company’s senior secured credit facility, as well as to determine the interest rate and commitment fee payable under the senior secured credit facility.

Adjusted EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles. It should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles. The items excluded from adjusted EBITDA are significant components in understanding and evaluating financial performance and liquidity. This calculation of adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

The following table reconciles adjusted EBITDA, as defined, to net cash provided by operating activities as derived directly from the consolidated financial statements for the three months and years ended December 31, 2007 and 2006 (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Adjusted EBITDA	$188,058	$162,797	$827,032	$564,339
Interest expense, net	(171,756)	(27,177)	(364,533)	(94,411)
Provision for income taxes	38,057	(33,191)	(43,003)	(110,152)
Loss from operations of hospital held for sale and sale of partnership interest, net of taxes	(1,496)	(1,289)	(11,067)	(6,873)
Other non-cash expenses, net	11,134	(16,749)	37,500	(611)
Net changes in operating assets and liabilities, net of effects of acquisitions	219,091	(2,187)	241,809	(2,037)

Net cash provided by operating activities	$283,088	$82,204	$687,738	$350,255

(e)	Included in discontinued operations are the following:
•	The Company’s partnership interest in River West L.P., which limited partnership owned and operated River West Medical Center (80 licensed beds) located in Plaquemine, Louisiana (which partnership interest was sold effective September 1, 2007);
•	Northeast Arkansas Medical Center (104 licensed beds) located in Jonesboro, Arkansas and Barberton Citizens Hospital (312 licensed beds) located in Barberton, Ohio, which were sold during the fourth quarter of 2007;
•	Russell County Medical Center (78 licensed beds) located in Lebanon, Virginia, which was sold on February 1, 2008; and
•	Eleven hospitals with an aggregate total of 1,612 licensed beds, which are classified as held for sale.

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CYH Announces Fourth Quarter and Year Ended 2007 Results

February 21, 2008
Regulation FD Disclosure
     The following table sets forth selected information concerning the Company’s updated projected consolidated operating results for the year ending December 31, 2008. This projection is based on the Company’s historical operating performance, current trends and other assumptions that the Company believes are reasonable at this time. This guidance reaffirms the Company’s previous guidance provided on October 30, 2007, with changes to reflect an additional 12 hospitals classified as held for sale during the fourth quarter and disclosure of the Company’s projection range for income from continuing operations per share by quarter.
     The following is provided as guidance to analysts and investors:

2008
Projection
Range
Net operating revenues (in millions)	$11,000 to $11,300
Adjusted EBITDA (in millions)	$1,570 to $1,600
Income from continuing operations per share — diluted	$2.25 to $2.45
Same hospitals annual admissions/adjusted admissions growth	0.5% to 1.5%
Same hospitals annual revenue growth	4.5% to 5.5%
Weighted average diluted shares (in millions)	95.0 to 96.0

Income from Continuing Operations Per Share — Diluted
1st quarter ending March 31	$0.50 to $0.55
2nd quarter ending June 30	$0.54 to $0.60
3rd quarter ending September 30	$0.57 to $0.62
4th quarter ending December 31	$0.64 to $0.68
The following assumptions were used in developing the guidance provided above:
•	Includes the previously announced acquisition of Empire Health Services, located in Spokane, Washington, which is expected to occur in the third quarter of 2008. No additional acquisitions are assumed.
•	Other than the sale of the hospitals held for sale which have already been announced, one additional divestiture has been assumed in this guidance.
•	During the first quarter of 2008, the Company began a process to start the discounting of gross billing charges to self-pay patients. This policy change primarily applies to hospitals owned prior to the Triad acquisition and the Company does not expect the result of this policy change to significantly affect the Company’s operating income, as it expects reduced revenues from self-pay patients will be offset by anticipated reduced bad debt expense. The 2008 net operating revenues projection range reflects the estimated impact of this discounting policy. Expressed as a percentage of net operating revenues, the provision for bad debts is projected to be approximately 11.2% to 11.7% for 2008. These percentages may vary depending on changes in payor mix.
•	Expressed as a percent of net operating revenues, depreciation and amortization is projected to be approximately 4.5% to 4.8% for 2008; however, this is a fixed cost and the percentages may vary as revenue varies. Due to the continuing analysis related to the determination of the fair values of assets acquired in connection with the Triad and other acquisitions (U.S. GAAP permits up to one year to complete such analyses), any changes in the Company’s current estimates may result in changes to depreciation and amortization expense projections.
•	For the purpose of providing 2008 interest expense guidance, the Company assumes that the LIBOR rate for borrowing under the Company’s $7.215 billion Senior Secured Credit Facility in 2008 will remain relatively stable to the current LIBOR rate for calendar year 2008. Several interest swap agreements expire in 2008. Since the swap agreements that will replace the expiring swap agreements have terms that are less favorable to the Company, the
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CYH Announces Fourth Quarter and Year Ended 2007 Results

February 21, 2008
Company will realize reduced interest expense savings. Projected interest expense for 2008 also includes amortization on approximately $200 million of deferred loan costs and original issue discount related to financing the Triad acquisition. Based on these assumptions, expressed as a percentage of net operating revenue, interest expense is projected to be approximately 5.8% to 6.1% for 2008; however, these percentages will vary as revenue varies.
•	Expressed as a percentage of net operating revenues, minority interest in earnings is projected to be approximately 0.3% to 0.5% for 2008.
•	On December 13, 2006, the Company announced a new open market repurchase program for up to five million shares of the Company’s common stock not to exceed $200 million in purchases. This repurchase program has commenced and will conclude at the earlier of three years or when the maximum number of shares has been repurchased or the maximum dollar amount has been reached. No shares have been purchased under this new repurchase plan and no significant share purchases have been assumed for 2008.
•	Included in the above guidance is an assumed estimated pre-tax gain of $6.0 million to $8.0 million with an after-tax impact of $4.0 million to $5.0 million, or $0.04 to $0.05 per share (diluted), related to the projected sale during the first half of 2008 of excess land currently held by the Company.
•	Expressed as a percentage of income before income taxes, provision for income tax is projected to be approximately 38.4% to 39.4% for 2008.
•	Capital expenditures are projected as follows (in millions):

2008
Guidance
Total	$775 to $800
•	The following table reconciles adjusted EBITDA, as presented in the guidance shown on page 12, to the Company’s estimated net cash provided by operating activities (in millions):

	2008
Adjusted EBITDA	$1,570	to	$1,600
Taxes and interest expense	(810)	to	(825)
Other non-cash expenses and net changes in operating assets and liabilities	(10)	to	25

Net cash provided by operating activities	$750	to	$800

•	Included in the above guidance for the fourth quarter ending December 31, 2008, is the estimated impact relative to an expected full market basket index increase under the Medicare inpatient prospective payment system coupled with modifications to the Medicare inpatient diagnosis related groups.
•	The Company’s guidance does not take into account any resolution of the previously disclosed allegation by the Civil Division of the U.S. Department of Justice that the Company and three of our New Mexico hospitals have caused the State of New Mexico to submit improper claims for federal funds in violation of the Civil False Claims Act. In a letter dated January 22, 2008, the Civil Division notified us that based on its investigation, it has calculated that these three hospitals received ineligible federal participation payments from August 2000 to June 2006 of approximately $27.5 million. The Civil Division advised us that were it to proceed to trial, it would seek treble damages plus an appropriate penalty for each of the violations of the False Claims Act. Discussions are continuing with the Civil Division in an effort to resolve this matter. The Company continues to believe that it has not violated the Federal False Claims Act in the manner described in the government’s letter of January 22, 2008.
     The projections set forth in this report constitute forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Although the

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CYH Announces Fourth Quarter and Year Ended 2007 Results

February 21, 2008
Company believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic and competitive uncertainties and contingencies, which are difficult or impossible to predict accurately and are beyond the control of the Company. Accordingly, the Company cannot give any assurance that its expectations will in fact occur and cautions that actual results may differ materially from those in the forward-looking statements. A number of factors could affect the future results of the Company or the healthcare industry generally and could cause the Company’s expected results to differ materially from those expressed in this filing.
These factors include, among other things:
•	general economic and business conditions, both nationally and in the regions in which we operate;
•	our ability to successfully integrate any acquisitions or to recognize expected synergies from such acquisitions, including the recently acquired former Triad hospitals;
•	risks associated with our substantial indebtedness, leverage and debt service obligations;
•	demographic changes;
•	existing governmental regulations and changes in, or the failure to comply with, governmental regulations;
•	legislative proposals for healthcare reform;
•	the impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003, which includes specific reimbursement changes for small urban and non-urban hospitals;
•	potential adverse impact of known and unknown government investigations;
•	our ability, where appropriate, to enter into managed care provider arrangements and the terms of these arrangements;
•	changes in inpatient or outpatient Medicare and Medicaid payment levels;
•	increases in the amount and risk of collectibility of patient accounts receivable;
•	increases in wages as a result of inflation or competition for highly technical positions and rising supply costs due to market pressure from pharmaceutical companies and new product releases;
•	liability and other claims asserted against us, including self-insured malpractice claims;
•	competition;
•	our ability to attract and retain qualified personnel, key management, physicians, nurses and other health care workers;
•	trends toward treatment of patients in less acute or specialty healthcare settings, including ambulatory surgery centers or specialty hospitals;
•	changes in medical or other technology;
•	changes in generally accepted accounting principles;
•	the availability and terms of capital to fund additional acquisitions or replacement facilities;
•	our ability to successfully acquire additional hospitals and complete the sale of hospitals held for sale;
•	our ability to obtain adequate levels of general and professional liability insurance;
•	timeliness of reimbursement payments received under government programs; and
•	the other risk factors set forth in our public filings with the Securities and Exchange Commission.
     The consolidated operating results for the quarter and year ended December 31, 2007, are not necessarily indicative of the results that may be experienced for any such future period or for any future fiscal year, including this fiscal year.
     The Company cautions that the projections for calendar year 2008 set forth in this press release are given as of the date hereof based on currently available information. The Company is not undertaking any obligation to update these projections as conditions change or other information becomes available.
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